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Targeted Medical Pharma Selects William B. Horne as

Chief Financial officer

Los Angeles, August 21, 2013, Targeted Medical Pharma, Inc. (OTCQB: TRGM), a biotechnology company that develops and distributes prescription medical foods, convenience kits and generic pharmaceuticals to physicians and pharmacies, today announced the appointment of William B. Horne as the company’s Chief Financial Officer. He will oversee all aspects of the company’s fiscal operations and financial reporting.

“I am very pleased to have William join our growing management team,” said William Shell, M.D., the company’s CEO and Chief Science Officer. “His leadership and financial experience in the public and private healthcare sectors is a tremendous asset for Targeted Medical Pharma as we continue to execute on our growth strategy, driven by the increasing demand for cost-effective therapeutic alternatives such as medical foods across the healthcare sector.”

Horne brings to Targeted Medical Pharma, a combination of experience in both early stage and mature environments with a 20 year record of success at managing corporate financial operations for fast-growing private and public companies. Horne previously held the position of CFO at various companies, including OptimisCorp, a privately held healthcare technology company, and Patient Safety Technologies, Inc. (OTCBB: PSTX), a publicly traded medical device company. He also held supervisory positions at Price Waterhouse, LLP and received a Bachelor of Arts in Accounting from Seattle University where he graduated magna cum laude.

About Targeted Medical Pharma, Inc.

Targeted Medical Pharma, Inc. is a Los Angeles-based biotechnology company that develops prescription medical foods for the treatment of chronic disease, including pain syndromes, peripheral neuropathy, hypertension, obesity, sleep and cognitive disorders. The company manufactures 10 proprietary prescription-only medical foods, as well as 48 convenience packed kits, which pair a medical food and branded or generic pharmaceutical. These prescription medical foods and therapeutic systems are sold to physicians and pharmacies in the U.S through the company’s subsidiary, Physician Therapeutics. These proprietary medications represent a novel approach to the management of certain disease states, focusing on safety and efficacy without the deleterious side effects of traditional, high dose prescription drugs. The company is developing nutrient-based systems for oral stimulation of progenitor stem cells that differentiate into neurons, red blood cells, pituitary hormones including IGF-I. Targeted Medical Pharma also provides diagnostic testing as well as billing and collection services on behalf of dispensing physicians.

Forward Looking Statement

This press release may contain forward-looking statements related to the company’s business strategy, outlook, objectives, plans, intentions or goals. The words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Actual results could differ materially. Targeted Medical Pharma expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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